EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 033-59853 and No. 333-121104 on Form S-8s of our report dated June 15, 2021, relating to the financial statements and supplemental schedule of Northrop Grumman Savings Plan, appearing in this Annual Report on Form 11-K of Northrop Grumman Savings Plan for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 15, 2021